Exhibit 31.1

CERTIFICATION

RE: Morgan Stanley Capital I Inc. Trust 2003-IQ5 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2003-IQ5, issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2003 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), GMAC Commercial Mortgage Corporation, as master servicer (the "Master Servicer"), Midland Loan Services, Inc., as general special servicer (the "General Special Servicer"), ARCap Servicing, Inc., as special servicer for the 200 Berkeley & Stephen L. Brown A/B Loan (the "200 Berkeley & Stephen L. Brown Special Servicer"), LaSalle Bank National Association, as trustee, paying agent and certificate registrar (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent.

I, Craig Phillips, certify that:

1. I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 8-K containing distribution reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this Annual Report, of the Trust;

2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the Master Servicer, the General Special Servicer and the 200 Berkeley & Stephen L. Brown Special Servicer under the Pooling and Servicing Agreement, for inclusion in the Reports is included in these Reports;

4. Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Master Servicer, the General Special Servicer and the 200 Berkeley & Stephen L. Brown Special Servicer have fulfilled their respective obligations under the Pooling and Servicing Agreement; and

5. The Reports disclose all significant deficiencies relating to the Master Servicer's, the General Special Servicer's and/or the 200 Berkeley & Stephen L. Brown Special Servicer's compliance with the minimum servicing standards based upon the respective reports provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, that is included in the Reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Master Servicer, the General Special Servicer, the 200 Berkeley & Stephen L. Brown Special Servicer and the other servicers of the mortgage loans included in the Trust.

Date: March 26, 2004

By: /s/ Craig Phillips
Name: Craig Phillips
Title: President